Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential World Fund, Inc.:

We consent to the use of our reports, dated December 17, 2018, with respect to the financial statements and financial highlights of PGIM Jennison Global Infrastructure Fund (formerly Prudential Jennison Global Infrastructure Fund), PGIM Jennison Global Opportunities Fund (formerly Prudential Jennison Global Opportunities Fund), and PGIM QMA International Equity Fund (formerly Prudential QMA International Equity Fund), each a series of Prudential World Fund, Inc., as of October 31, 2018, and for the respective years or periods presented therein, and our report, dated December 18, 2018, with respect to the financial statements and financial highlights of PGIM Jennison International Opportunities Fund (formerly Prudential Jennison International Opportunities Fund), a series of Prudential World Fund, Inc., as of October 31, 2018, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

December 21, 2018